Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated May 24, 2024 on the financial statements of Performance Designed Products LLC as of and for the years ended March 31, 2023 and 2022 in this Form S-3 Registration Statement of Turtle Beach Corporation which by reference includes the Amended Current Report on Form 8-K/A of Turtle Beach Corporation (Commission File No. 001-35465) dated May 28, 2024, related to its acquisition of Performance Designed Products LLC. We also consent to the reference to our Firm under the caption “Experts” in the Prospectuses.

/s/ Plante & Moran, PLLC

Schaumburg, IL

May 9, 2025